Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of October 4, 2016 (the “Effective Date”) by and between ICTV Holdings, Inc., a Nevada corporation (the “Purchaser”), PhotoMedex, Inc., a Nevada corporation (“PHMD”), Radiancy, Inc. a Delaware corporation (“Radiancy”), PhotoTherapeutics Ltd., a private limited company limited by shares, incorporated under the laws of England and Wales (“PHMD UK”), and Radiancy (Israel) Limited, a private corporation incorporated under the laws of the State of Israel (“Radiancy Israel” and, together with PHMD, Radiancy, and PHMD UK, the “Sellers” and each, a “Seller”). Capitalized terms used but not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, contemporaneously with the execution of this Agreement, the Sellers, the Parent and the Purchaser (each a Party” and collectively the “Parties”) are entering into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which Purchaser is acquiring from the Sellers all of the Transferred Assets;

WHEREAS, in order to ensure an orderly transition of the Transferred Assets to Purchaser and that Purchaser will be able to operate the Business immediately following the Closing in substantially the same manner as operated by the Sellers immediately prior to the Closing, the Parties have agreed to enter into this Agreement, pursuant to which the Sellers and their Subsidiaries (collectively, the “Provider”) shall make available to Purchaser, certain services as more specifically set forth herein and on Exhibit A hereto on a transitional basis, subject to the terms and conditions set forth herein;

WHEREAS, pursuant to that certain lease agreement dated as of August 24, 2012, by and between 30 Ramland Road, LLC (the “Orangeburg Landlord”) and Radiancy (the “Orangeburg Lease”), a copy of which is attached hereto as Exhibit B, Radiancy leases from the Orangeburg Landlord certain offices located in Suite 200, 40 Ramland Road South, Orangeburg, NY 10962 (the “NY Offices”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain lease agreement dated as of March 25, 2013, by and between Maestro Properties Limited (1) (the “UK Landlord”) and PHMD UK (the “UK Lease”), a copy of which is attached hereto as Exhibit C, PHMD UK leases from the UK Landlord certain offices located in 105/109 Sumatra Road, London, NW6 1 PL (the “UK Offices”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain lease agreement dated as of September 7, 2008, by and between the landlord named therein (the “Israel Landlord”) and Radiancy Israel (the “Israel Lease”), a copy of which is attached hereto as Exhibit D, Radiancy Israel leases from the UK Landlord certain offices located in 5 Hanagar Street, 45240 Hod Hasharon Israel (the “Israel Offices”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Fulfillment Services Agreement dated January 1, 2013 by and between Fulfillment Plus, Inc. (“FPI”) and PHMD, a copy of which is attached hereto as Exhibit E (the “FPI Agreement”), FPI provides inventory storage and fulfillment services through its facility located at 889 Waverly Avenue, Holtsville, NY 11742 (the “FPI Warehouse Location”);

WHEREAS, pursuant to that certain Master Services Agreement, dated November 1, 2012 and related Statement of Work dated January 7, 2013 by and between Sykes Global Services Limited (“Sykes”) and PHMD UK, a copy of which is attached hereto as Exhibit F (the “Sykes Agreement”), Sykes provides inventory storage and fulfillment services through its facility located at Nether Road, Galashiels, TD1 3HE, Scotland (the “Sykes Warehouse Location”);

WHEREAS, pursuant to that certain Agreement for Warehousing/Fulfillment, dated June 21, 2010, between Precision Total Fulfillment Inc. (“Precision”) and Radiancy, a copy of which is attached hereto as Exhibit G (the “Precision Agreement”), Precision provides inventory storage and fulfillment services through its facility located at 170 Zenway Blvd, Unit #2, Vaughan, ON L4H 2Y7 (the “Precision Warehouse Location”);

WHEREAS, pursuant to that certain Service Agreement, dated May 10, 2010, between a2b Fulfillment Inc. (“a2b” and, together with FPI, Sykes, and Precision, the “Warehouse Counterparties”) and Radiancy, a copy of which is attached hereto as Exhibit H (the “a2b Agreement” and, together with the FPI Agreement, the Sykes Agreement and the Precision Agreement, the “Warehouse Agreements”), a2b provides inventory storage and fulfillment services through its facility located at 150 Stewart Parkway, Greensboro, GA 30642 (the “a2b Warehouse Location” and, together with the FPI Warehouse Location, the Sykes Warehouse Location and the Precision Warehouse Location, the “Warehouse Locations”); and

WHEREAS, for a fixed period of time from and after the date hereof, the Parties have agreed to the Purchaser’s occupancy and use of a portion of the Premises and the Warehouse Locations on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	PROVISION OF SERVICES

(a)          The Provider, as specified on Exhibit A, shall provide to Purchaser each of the services listed on Exhibit A (the “Transition Services”), in each case, for the period of time specified opposite such Transition Service on Exhibit A, each terminable as provided herein. In addition to the foregoing, the Provider agrees to respond in good faith to any reasonable request by Purchaser for access to any additional services that are or were being provided to the Business as of immediately prior to the Closing by the Sellers and/or their Subsidiaries and which are not currently contemplated by Exhibit A. Any such additional services mutually agreed upon by the Parties shall constitute Transition Services, under this Agreement and shall be subject in all respects to the provisions of this Agreement as if fully set forth on Exhibit A, as of the date hereof.

(b)          The obligation of the Provider to provide a Transition Service shall terminate upon the expiration of the period set forth opposite such Transition Service on Exhibit A; provided, however, that if Purchaser reasonably requests, and the Provider agrees (such agreement not to be unreasonably withheld, conditioned or delayed), that the Provider continue to provide any Transition Service(s) after the expiration of the period set forth opposite such Transition Service on Exhibit A, as applicable, such Transition Service so provided by the Provider shall continue to constitute a Transition Service under this Agreement and shall be subject to the provisions of this Agreement for the duration of the agreed upon extension period (except as otherwise agreed by the Parties in writing in connection with the grant of any such extension).

(c)          The Sellers agree to continue to assign sufficient resources and qualified personnel as are reasonably required to provide the Transition Services in a manner that enables Purchaser to operate the Business in a manner substantially consistent with the operation thereof by the Sellers and their Subsidiaries prior to the Closing. Without limiting the generality of the foregoing, the Sellers will use commercially reasonable efforts to designate the personnel providing Transition Services prior to the date hereof, but in any event, the personnel providing Transition Services pursuant to this Agreement shall have at least comparable skill and experience to the personnel providing such Transition Service prior to the date hereof. The Provider may not subcontract to a third party, or otherwise make arrangements for a third party to provide to Purchaser any of the Transition Services without the prior written consent of Purchaser. The quantity of Transition Services to be provided under this Agreement shall be as requested by the Purchaser from time to time. Notwithstanding anything to the contrary in this Section 1(c), the Provider may modify from time to time the manner of performing Transition Service(s) to the extent such Provider is making changes to allow for adherence to the then-existing policies, practices and methodologies that such Provider uses to provide similar services and functions, so long as such changes do not adversely affect the agreed upon level or quality of service for the applicable Transition Service and provided that the Provider notifies Purchaser of such change in writing at least 60 days prior such change.

(d)          In addition to the services listed in Exhibit A, and as part of the Transition Services, the Sellers shall continue to maintain the Warehouse Agreements and shall continue to engage the services of the Warehouse Counterparties provided thereunder for the benefit of the Business, and shall manage such contractual relationship – to the extent it relates to the Business, all on behalf of Purchaser (the “Storage Services”). The Sellers shall provide the Purchaser with the Storage Services until such time as the Purchaser has entered into its own contract with the Warehouse Counterparties or has removed the inventory and raw materials from the applicable Warehouse Locations, but in no event for a period longer than six (6) months as of the Closing. Sellers shall at all times comply with the terms of the Warehouse Agreements and shall not do anything which would cause Sellers’ rights thereunder to terminate or give rise to a default or a breach thereunder. The form of consent for the Warehouse Counterparties with respect to the foregoing relationship is attached hereto as Exhibit I.

(e)          In addition to the services listed on Exhibit A, and as part of the Transition Services, the Sellers hereby grant Purchaser an irrevocable, royalty free sub-license to the permits, licenses, approvals, authorizations and consents detailed in Exhibit J (the “Permits”) in order to conduct and operate the Business (the “Sub-license”). The Sub-license shall expire at such time that Purchaser has obtained the Permits in its own name but in no event for a period longer than six (6) months as of the Closing.

2.	EMPLOYEES; FEES

(a)          For such time as any employees of the Provider are providing any Transition Service(s) under this Agreement, (i) such employees will remain employees of the Provider and shall not be deemed to be employees of the Purchaser for any purpose, and (ii) the Provider shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment.

(b)          Except as provided in Section 2(c), 2(d) and 2(e), no fees or expenses shall be due or owing by any Party in connection with the receipt or provision of Transition Services hereunder.

(c)          For the services set forth on Exhibit A, the Purchaser shall pay to the Provider the documented costs and expenses incurred by the Provider in connection with the provision of those services. The expenses shall be payable by the Purchaser to the Provider within fifteen (15) days of the Purchaser’s receipt of an Invoice.

(d)          For occupancy in the Premises, the Purchaser shall pay to the Provider the documented lease costs including monthly rental and any utility charges incurred under the applicable leases. The lease costs shall be payable by the Purchaser to the Provider within fifteen (15) days of the Purchaser’s receipt of an Invoice.

(e)          In consideration for the Storage Services, the Purchaser shall reimburse the Provider for the documented costs and expenses incurred by the Provider for the continued storage of inventory and raw materials at the Warehouse Locations, and for the services of the Warehouse Counterparties in fulfilling and shipping orders for such inventory. The Provider shall provide the Purchaser with monthly invoices (each, an “Invoice”), which shall set forth in reasonable detail such costs and expenses for the relevant period accompanied by supporting documentation evidencing such expenses. The expenses shall be payable by the Purchaser to the Provider within fifteen (15) days of the Purchaser’s receipt of an Invoice.

(f)          In consideration for the employment related Services in Exhibit A, the Purchaser shall reimburse Provider for the payroll, employment-related taxes, benefit costs and out of pocket expenses paid to or on behalf of the employees of the Business who are then employed by the Purchaser (the “Continuing Employees”) by the Provider. Such expenses shall be payable by Purchaser to the Provider at the end of each calendar month and within five (5) days of the Purchaser’s receipt of a duly issued invoice therefor.

3.	WARRANTY, LIABILITY AND INDEMNITY

(a)          The Sellers jointly and severally covenant that the Transition Services shall be provided (i) in good faith and in accordance with any applicable law, (ii) in the manner required by Section 1(c), (iii) subject to Section 1(c), with at least the same level of care, skill and prudence historically provided (including as to the nature, quality and service levels) to the Business and (iv) in any event, with no less than a commercially reasonable degree of care, skill and prudence.

(b)          Purchaser agrees to indemnify and hold harmless the Sellers and their subsidiaries from and against any damages, loss, cost, or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from (i) a material breach of this Agreement by Purchaser (ii) a third party claim regarding Purchaser’s performance, purported performance or nonperformance of this Agreement, or (iii) the gross negligence or willful misconduct of Purchaser, its employees, or a third party acting on its behalf in connection with this Agreement .

(c)          The Sellers agrees to indemnify and hold harmless the Purchaser from and against any damages, loss, cost, or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from (i) a material breach of this Agreement by the Sellers or a Provider, (ii) a third party claim regarding the Sellers’ or a Provider’s performance, purported performance or nonperformance of this Agreement, (iii) the gross negligence or willful misconduct of the Sellers, the Providers, their respective employees, or a third party acting on their behalf in connection with the provision of Transition Services and/or this Agreement, or (iv) a claim or demand of any of the employees of the Sellers or the Provider who are providing (or provided) Transition Service(s) under this Agreement, against the Purchasers claiming employer-employee relations with the Purchasers.

(d)          In no event shall any Party have any liability to any other Party under any provision of this Agreement for any punitive, incidental or special damages except to the extent payable to a third party in a claim specified in Section 3(b)(iii) or Section 3(c)(iii) above.

4.	FORCE MAJEURE

A Provider shall not be responsible for failure or delay in delivery of any Transition Service, nor shall Purchaser be responsible for failure or delay in receiving such Transition Service, if caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other disruptions or any other event which is beyond the reasonable control of the defaulting Party. The Party suffering a force majeure event shall notify the other Party as soon as reasonably practicable and the Provider shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause of the failure or delay. If any such occurrence prevents a Provider from providing any Transition Services, such Provider shall cooperate and reasonably assist Purchaser in its efforts to obtain an alternative source for such service.

5.	PROPRIETARY INFORMATION AND RIGHTS

Each Party acknowledges that the other Party possesses, and will continue to possess, information that has been created, discovered or developed by such Party and/or in which property rights have been assigned or otherwise conveyed to such Party, which information has commercial value and is not in the public domain. The proprietary information of each Party will be and remain the sole property of such Party and its assigns (except to the extent transferred pursuant to the Purchase Agreement). Each Party shall use the same degree of care that it normally uses to protect its own proprietary information, but no less than a reasonable degree of care, to prevent the disclosure to third parties of information that has been identified as proprietary to such Party from another Party or that should be understood to be proprietary based on the nature of the information and the manner of its disclosure. No Party shall make any use of the information of the other Party which has been identified as proprietary, or that should be understood to be proprietary based on the nature of the information and the manner of its disclosure, except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Section 5 shall not apply to any information that a Party can demonstrate: was (a) at the time of disclosure to it, in the public domain through no fault of such Party; (b) received hereunder after disclosure to it from a third party without a duty of confidentiality; or (c) independently developed by the receiving Party - except to the extent transferred pursuant to the Purchase Agreement. Upon demand of the disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Transition Service, the receiving Party agrees to promptly return or destroy, at the disclosing Party’s option, any proprietary information of the disclosing Party. If any such proprietary information cannot feasibly be returned or destroyed, the receiving Party shall continue to hold such proprietary information in confidence with the same degree of care that it normally uses to protect its own proprietary information, but no less than a reasonable degree of care.

6.	occupancy and use of Sub-Leased Premises and Warehouse Locations

(a)          Use and Term. Sellers hereby grant to Purchaser a sub-license to occupy and use that portion of the Premises which, immediately prior to the Closing, was occupied or used by or for the Business, together with the right to use the common areas and facilities as provided under the respective leases for the Premises (collectively, the “Sub-Leased Premises”), for a period of 6 months commencing on the Effective Date unless the leases for the Premises are terminated by the Orangeburg Landlord, the UK Landlord, the Israel Landlord or the Hong Kong Landlord, as applicable, at an earlier date or, in Purchaser’s sole discretion, such earlier date specified by Purchaser upon 30 days’ prior written notice to Sellers (the “Sub-Lease Term”). Subject to the provisions of this Section 6, Purchaser accepts the Sub-Leased Premises in its “as is” condition.

(b)          Utilities, Services and Maintenance. During the Sub-Lease Term, Sellers shall use commercially reasonable efforts to cause to be provided to the Sub-Leased Premises all electricity, water, HVAC, gas, telephone, facsimile, internet and data connections and service to substantially the same extent that the foregoing are provided generally to the Premises. Purchaser agrees that it shall use the Sub-Leased Premises in accordance with all applicable laws, in a commercially reasonable manner, substantially similar to such Sellers’ use prior to the date hereof, and shall not perform any alterations or improvements in the Sub-Leased Premises during the Sub-Lease Term. Purchaser shall be responsible to keep and maintain the portion of the Sub-Leased Premises occupied by Purchaser in good condition and repair, ordinary wear and tear excepted.

(c)          Access. During the Sub-Lease Term, the employees and officers of Purchaser shall have substantially equivalent access to the Sub-Leased Premises as the Sellers’ employees had to the Sub-Leased Premises prior to the Effective Date, including, without limitation, the right to use (i) access or key cards to enter the Sub-Leased Premises and (ii) any building amenities serving the Sub-Leased Premises, in each case, subject to the respective landlord’s building security procedures and the terms, conditions and restrictions set forth in the respective lease.

(d)          Other Items. All movable partitions, lighting fixtures, special cabinet work, business fixtures and machinery, communications equipment, computers and any and all other property installed in the Sub-Leased Premises not constituting Purchased Assets, and all other furniture, furnishings and other articles of personal property owned by the Sellers and located in the Sub-Leased Premises and not constituting Transferred Assets (collectively, the “Sellers’ Property”) shall be and remain the property of the Sellers and may be removed by the Sellers at any time during or promptly after the expiration or termination of the Sub-Lease Term, provided, that the Sellers shall (i) comply with all requirements of the respective lease with respect to the removal of any Sellers’ Property, and (ii) be responsible for and repair any damage caused by the removal of any Sellers’ Property. For the avoidance of doubt, Purchaser may remove all Transferred Assets from the Sub-Leased Premises.

(e)           Sellers’ Obligations. Sellers shall at all times comply with the terms of the leases for the Premises and shall not do anything which would cause Sellers’ or Purchaser’s occupancy in any of the Premises to terminate or give rise to a default or a breach under the respective lease or that would result in any additional cost or expense to be incurred under the respective lease.

(f)          Casualty and Condemnation. In the event of a casualty or condemnation that renders all or a substantial portion of the Sub-Leased Premises untenantable or inaccessible, the Sub-Lease Term with respect to the Sub-Leased Premises shall terminate upon such event and the Parties shall have no further obligations pursuant to this Section 6.

(g)          Assignment, Subletting. Purchaser shall have no right whatsoever to enter into any license, assignment, sublease, pledge or other occupancy agreement with respect to the Sub-Leased Premises or to permit any other person or entity other than Purchaser to occupy the Sub-Leased Premises.

7.	TERMINATION

(a)          This is a master agreement and shall be construed as a separate and independent agreement for each and every Transition Service provided under this Agreement. Purchaser may terminate this Agreement with respect to any Transition Service(s) being provided to it at any time, effective immediately, upon written notice to the Provider that it no longer requests or requires such Transition Service(s). For the avoidance of doubt, a Provider may not, at any time, terminate this Agreement with respect to any Transition Service it is providing to Purchaser. Any termination of this Agreement with respect to any Transition Service shall not terminate this Agreement with respect to any other Transition Service(s) then being provided pursuant to this Agreement. In addition, in the event that Purchaser materially breaches any provision of Section 6 of this Agreement and has not cured such breach within 30 days after it receives notice regarding the breach, Sellers may terminate this Agreement with respect to Section 6.

(b)          The following provisions shall survive any termination or expiration of this Agreement: Section 3, Section 5, this Section 7, and Sections 9 through 16.

(c)          Following any termination or expiration of this Agreement, each Party shall use commercially reasonable efforts to cooperate in good faith to transfer and/or retain all records and take all other actions necessary to provide the other Parties and their respective successors and assigns with sufficient information, to make alternative service arrangements with respect to the services contemplated by this Agreement.

8.	NO IMPLIED ASSIGNMENTS OR LICENSES

Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

9.	RELATIONSHIP OF PARTIES

The Parties are independent contractors under this Agreement. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against another Party without such Party’s prior written consent.

10.	ASSIGNMENT; SUCCESSORS AND ASSIGNS

The Parties may not assign this Agreement or any of their rights or obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement. Any attempted assignment in violation of this Section 10 shall be null and void.

11.	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile or electronic mail in portal document format (i.e., .pdf); provided, that (i) no notice may be sent by facsimile to Purchaser and (ii) if sent by facsimile or electronic mail such notice must be followed by a hard copy sent by overnight courier service, or (c) sent by mail, certified or registered mail with postage prepaid or by a nationally recognized next-day or overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth in the Purchase Agreement (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties). All such notices, consents, waivers and other communications shall be deemed to have been given when received (x) if delivered by hand, on the day of such delivery, if prior to 5:00 p.m., (y) if by mail, certified or registered mail, next-day or overnight delivery, on the day delivered, and (z) if by facsimile or electronic mail, on the business day on which received.

12.	ENTIRE AGREEMENT

This Agreement, including the Exhibits hereto, together with the Purchase Agreement and the exhibits, schedules and appendices thereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13.	MEDIATION; ARBITRATION AND GOVERNING LAW

In the event of a dispute between any of the Parties arising under or relating in any way whatsoever to this Agreement, the disputing Parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing Parties shall attempt to resolve it through mediation in the Commonwealth of Pennsylvania, USA, with a neutral, third-party mediator mutually agreed upon by the disputing Parties. Unless otherwise agreed by the disputing Parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing Parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the Commonwealth of Pennsylvania, except as modified herein. Venue for the arbitration hearing shall be the Commonwealth of Pennsylvania, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the Commonwealth of Pennsylvania, without regard to conflict of law principles thereof. In any dispute arising out of or relating in way whatsoever to this Agreement, including arbitration, the substantially prevailing Party shall be entitled to recover its costs and attorney fees from the other disputing Parties.

14.	AMENDMENT; WAIVER

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	further assurances

Each Party agrees (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to the other Parties such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the provisions and purposes of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PHOTOMEDEX, INC., a Nevada corporation

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

RADIANCY, INC., a Delaware corporation

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

PHOTOTHERAPEUTICS LTD., a UK private limited company

By:	/s/ Yoav Ben-Dror
Name: Yoav Ben-Dror
Title: Director

RADIANCY (ISRAEL) LIMITED, an Israeli private corporation

By:	/s/ Yoav Ben-Dror
Name: Yoav Ben-Dror
Title: Director

ICTV HOLDINGS, INC., a Nevada corporation

By:	/s/ Richard Ransom
Name: Richard Ransom
Title: President

[Signature Page to Transition Services Agreement]

EXHIBIT A

TRANSITION SERVICES

TRANSITION SERVICE	PROVIDER	TERM

Marketing / Consulting*	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

Credit Card Processing and Cash Management Services*	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

Sales Tax Consulting*	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

Regulatory / FDA Services to include without limitation Purchaser being appointed Sellers’ international distributor / distributor of record for purposes of the ISO and CE markings specifically listed in Section xx of the Disclosure Letter*	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

Purchaser permitted to keep Continuing Employees on Sellers’ cell phone plan with full out-of-pocket cost and expense reimbursement to Sellers in accordance with Section 2(f)	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

Continuation of right to use PHMD gas credit cards being used by Continuing Employees in the sales force and field service teams with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(f)	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

Continuation of right to use Corporate Credit cards being used by Continuing Employees with full out-of-pocket cost and expense reimbursement to Sellers in accordance with Section 2(f)	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

TRANSITION SERVICE	PROVIDER	TERM

Purchaser to be permitted to use Sellers’ UPS accounts with full out-of-pocket cost and expense reimbursement to Sellers in accordance with Section 2(e)	PHMD; Radiancy; P-Tech	As of Effective Date the Warehouse Counterparties will direct bill Purchaser for shipments which are made on a Warehouse Counterparty’s UPS accounts

Continuation of Continuing Employees on Sellers’ payroll with full out-of-pocket cost and expense reimbursement to Sellers in accordance with Section 2(f)	PHMD; Radiancy; P-Tech	Effective Date – Twenty days after effective date

Continuation of Continuing Employee’s participation in Sellers’ 401(k) plan and health and welfare plans with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(f)	PHMD; RADIANCY	Effective Date – Twenty days after effective date

Sellers to forward to Purchaser all e-mail correspondence received by Sellers related to the Business and maintain e-mail address which are used in, or otherwise necessary for, the operation of the Business	PHMD; Radiancy; P-Tech	A period of one year after the Effective Date

Continuation of services provided under Consumer Business Vendor Contracts	PHMD; Radiancy; P-Tech	Effective Date – Ninety days after effective date

To the extent that any Transition Services marked with an asterisk in Exhibit A are not specifically delineated and only the specific function is listed, the underlying Transition Services shall be such services as the Parties shall from time to time agree.